Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Release (the “Agreement”) is entered into as of December 22, 2009 (the “Settlement Date”), by and between THQ Inc. (“THQ”),  JAKKS Pacific, Inc. (“JAKKS”) and THQ/JAKKS Pacific, LLC (the “LLC”).  THQ, JAKKS and the LLC are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, THQ and JAKKS are equal owners and co-members of the LLC, a limited liability company, and are parties to an LLC operating agreement dated October 25, 1999, as amended (the “LLC Agreement”);

WHEREAS, the LLC publishes videogames pursuant to a videogame license agreement with World Wrestling Entertainment, Inc. (“WWE”) dated June 10, 1998, as subsequently amended (the “WWE License”);

WHEREAS, WWE has filed a number of different legal proceedings against THQ, JAKKS (and certain of the officers of JAKKS and THQ) and/or the LLC, including: (i) a lawsuit in the U.S. District Court for the Southern of District New York filed on October 19, 2004, entitled World Wrestling Entertainment, Inc. v. JAKKS Pacific, Inc., Case No. 04-CV-8223, which was dismissed with prejudice by order dated December 21, 2007, and which order was affirmed by the U.S. Court of Appeals for the Second Circuit on May 19, 2009; (ii) a lawsuit in the Superior Court for the State of Connecticut filed on October 12, 2006, entitled World Wrestling Entertainment, Inc. v. THQ Inc. and THQ/JAKKS Pacific, LLC, Case No. X05-FST-CV-06-5002512S (the “Connecticut Action”), a portion of which was dismissed with prejudice and is currently on appeal in the Connecticut Supreme Court; and (iii) a Complaint for Declaratory and Injunctive Relief in California Superior Court filed on September 10, 2009, entitled World Wrestling Entertainment, Inc. v. JAKKS Pacific, Inc., Case No. SC 104811 (collectively, the “WWE Actions”);

WHEREAS, certain of the Parties have filed a number of different legal proceedings against one another, including: (i) THQ and Brian Farrell’s cross-claims against JAKKS filed on July 1, 2008 in the Connecticut Action (the “Connecticut Cross Action”); (ii) JAKKS’ Verified Complaint for Inspection of Books and Records against THQ, filed on January 16, 2009 in the Court of Chancery of the State of Delaware, C.A. No. 4295-VCL (“the JAKKS Delaware Action”), judgment for which was entered in favor of THQ and thereafter affirmed by the Supreme Court of the State of Delaware on September 11, 2009; (iii) JAKKS’ arbitration demand against THQ, filed on December 26, 2008 with the American Arbitration Association in New York, New York (the “First New York Arbitration”), judgment for which was entered in favor of THQ; (iv) THQ’s Complaint for Declaratory Relief against JAKKS, filed on June 29, 2009 in the Superior Court of the State of California for the County of Los Angeles, Case No. SC103763 (the “THQ California Action”); (v) THQ’s arbitration demand against JAKKS filed on June 30, 2009 with the American Arbitration Association in Los Angeles, California (the “California Arbitration”); (vi) JAKKS’ arbitration demand against THQ filed on June 30, 2009 with the American Arbitration Association in New York, New York (the “Second New York Arbitration”); and (vii) JAKKS’ Petition to Compel Arbitration and for Injunctive Relief in Aid of Arbitration filed on July 2, 2009 in the Supreme Court of the State of New York, County of New York,

Index No. 650393-2009 (the “Petition to Compel Arbitration”) (collectively, the “THQ/JAKKS Actions”);

WHEREAS, the WWE Actions and THQ/JAKKS Actions shall be collectively referred to herein as the “Actions”;

WHEREAS, pursuant to the WWE License, the LLC holds the exclusive right to manufacture and sell WWE videogames through December 31, 2009, with an option to renew for an additional five year term commencing on January 1, 2010 (the “Renewal Term”);

WHEREAS, THQ desires to execute a new license agreement with WWE to be effective January 1, 2010, pursuant to which THQ would be licensed to publish WWE videogames independent and outside of the LLC;

WHEREAS, WWE desires to execute a new license agreement with THQ to be effective January 1, 2010, pursuant to which THQ is to publish WWE videogames independent and outside of the LLC;

WHEREAS, JAKKS and the LLC contend that under the WWE License the LLC has the exclusive right to manufacture and sell WWE videogames during the Renewal Term, and under the LLC Agreement THQ is precluded from independently seeking a license with WWE now and through the Renewal Term; however, subject to the terms and conditions herein and for the consideration recited below, JAKKS and the LLC are willing to permit THQ to execute a license for itself with WWE in lieu of a renewal of the WWE License by the LLC; and

WHEREAS, the Parties desire to terminate the LLC Agreement, and to fully and finally settle and resolve any and all disputes, claims and potential claims amongst them and WWE, including but not limited to the Actions.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                       Payments.  In accordance with the separate Agreement attached hereto as Ex. A, THQ shall pay JAKKS a total of U.S. $20,000,000 (Twenty Million U.S. Dollars) according to the schedule set forth below:

(i)                                     $6 million on June 30, 2010;

(ii)                                  $6 million on June 30, 2011;

(iii)                               $4 million on June 30, 2012; and

(iv)                              $4 million on June 30, 2013.

2.             Dismissals.

2.1.          THQ’s Dismissals.  As soon as practical and no more than five (5) business days after the Effective Date, as defined below, THQ will file documents necessary to:

(i)            dismiss and/or withdraw all claims against JAKKS pending in the Connecticut Cross Action, with prejudice, each party to bear its own attorneys’ fees and costs,

(ii)           dismiss and/or withdraw all claims against JAKKS pending in the THQ California Action, with prejudice, each party to bear its own attorneys’ fees and costs, and

(iii)          dismiss and/or withdraw all claims against JAKKS pending in the California Arbitration, with prejudice, each party to bear its own attorneys’ fees and costs.

2.2.          JAKKS’ Dismissals.  As soon as practical and no more than five (5) business days after the Effective Date, as defined below, JAKKS will file documents necessary to:

(i)            dismiss and/or withdraw all claims against THQ pending in the Second New York Arbitration, with prejudice, each party to bear its/his own attorneys’ fees and costs, and

(ii)           dismiss and/or withdrawl the Petition to Compel Arbitration pending in New York Supreme Court, with prejudice, each party to bear its/his own attorneys’ fees and costs.

2.3.          Effective Date:  This Agreement shall not become effective until the “Effective Date,” which is defined as the earliest date on which both of the following conditions have been met:  (i) WWE, on or before December 31, 2009, delivers to THQ, and THQ either files or delivers to JAKKS, documents necessary and sufficient to dismiss and/or withdraw the WWE Actions against JAKKS, THQ, the individual JAKKS and/or THQ officers, and the LLC, (ii) WWE executes the Agreement of Dismissal, Release and Settlement, as set forth in Section 10 below.

2.4.          The Parties shall cooperate to effectuate the Dismissals provided for in Sections 2.1-2.3 and shall promptly execute any and all documents necessary to do so.  If any of the Dismissals referenced in Sections 2.1-2.2 herein are not filed within five (5) business days after the Effective Date, at the option of any party that has not failed to file such documents the Agreement shall be null and void, and the rights and obligations of the Parties shall be such as if this Agreement never existed.  In such event, neither the existence of this Agreement nor its contents shall be admissible in evidence or referred to in any litigation or proceeding, and shall not be deemed to prejudice in any way the position of any of the parties.

3.             Mutual Releases.  As of the Effective Date:

3.1.          JAKKS’ Release.  JAKKS, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“JAKKS Releasing Parties”) hereby knowingly and voluntarily fully and forever releases and discharges THQ and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them, including the LLC (“THQ Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, as of the date this Agreement is executed that: (i) are based upon, connected with, or otherwise arise out of or in any way relate to the Actions, including any claims that were or could have been brought in any of the Actions; provided, however, that JAKKS does not release or discharge any obligation to accurately account for and pay JAKKS its Preferred Return for the period from April 1, 2009 through December 31, 2009; or (ii) are based upon, connected with, or otherwise arise out of or in any way relate to the performance of or failure to perform, the Parties’ respective obligations (a) to each other pursuant to the LLC Agreement or as members of the LLC under Delaware or, if any, other applicable law; and/or (b) to each other or to WWE pursuant to the WWE License (collectively, “JAKKS’ Released Claims”).

3.2.          THQ’s Release.  THQ, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“THQ Releasing Parties”) hereby knowingly and voluntarily fully and forever releases and discharges JAKKS and its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them, including the LLC (“JAKKS Releasees”) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist as of the date this Agreement is executed that: (i) are based upon, connected with, or otherwise arise out of or in any way relate to the Actions, including any claims that were or could have been brought in any of the Actions; or (ii) are based upon, connected with, or otherwise arise out of or in any way relate to the performance of or failure to perform, the Parties’ respective obligations (a) to each other pursuant to the LLC Agreement or as members of the LLC under Delaware or, if any, other applicable law; and/or (b) to each other or to WWE pursuant to the WWE License (collectively, “THQ’s Released Claims”).

3.3.          The LLC’s Release.  The LLC, on behalf of itself and on behalf of each of its predecessors, successors, parents, subsidiaries, and affiliated and/or related companies, and each of their respective present and former officers, directors, employees, representatives, partners, business entities, loan-out companies, agents, attorneys, insurers, accountants, heirs, executors, administrators, conservators, assignors and assignees, and each of them (“LLC Releasing Parties”) hereby knowingly and voluntarily fully and forever releases and discharges the THQ Releasees and the JAKKS Releasees from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind and/or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, as of the date this Agreement is executed that: (i) are based upon, connected with, or otherwise arise out of or in any way relate to the Actions, including any claims that were or could have been brought in any of the Actions; or (ii) are based upon, connected with, or otherwise arise out of or in any way relate to the performance of or failure to perform, the Parties’ respective obligations (a) to each other pursuant to the LLC Agreement or as members of the LLC under Delaware or, if any, other applicable law; and/or (b) to each other or to WWE pursuant to the WWE License (collectively, “LLC’s Released Claims”).

3.4.          The term “Released Claims” means, as applicable, JAKKS’ Released Claims, THQ’s Released Claims and/or the LLC’s Released Claims.  The term “Releasees” means, as applicable, the THQ Releasees and/or the JAKKS Releasees.  Released Claims shall not include any obligation referenced in or arising out of this Agreement.

3.5.          Waiver of Civil Code Section 1542.  Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Except as otherwise provided in this Agreement, the Parties, after consultation with their respective counsel, hereby waive any and all rights and benefits conferred by the provisions of California Civil Code section 1542 and any similar law of any state or territory of the United States or other jurisdiction, with respect to all claims within the scope of the releases granted above that are presently unknown or unsuspected.

4.             Covenants Not to Sue.  Except for the purpose of enforcing the terms of this Agreement: (a) the JAKKS Releasing Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or directly or indirectly participating in, or filing any claim for damages or demand in connection with, any lawsuit, action or proceeding against the THQ Releasees, or any of them, based upon, arising out of, or having any connection with any of JAKKS’ Released Claims; (b) the THQ Releasing Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or directly or indirectly participating in, or filing any claim for damages or demand in connection with, any lawsuit, action or proceeding against the JAKKS Releasees, or any of them, based upon, arising out of, or having any connection with any of THQ’s Released Claims; and (c) the LLC Releasing Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or directly or indirectly participating in, or filing any claim for damages or demand in connection with, any lawsuit, action or proceeding against the THQ Releasees or the JAKKS Releasees, or any of them, based upon, arising out of, or having any connection with any of the LLC’s Released Claims.

5.             Non-disparagement: The Parties agree that their officers and directors shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any public statement in connection with any matter that is the subject of the Releases contained herein that is calculated to or is likely to have the effect of in any way (i) undermining, impugning, disparaging or otherwise in any way reflecting adversely or detrimentally upon any of the JAKKS Releasees or THQ Releasees; or (ii) accusing or implying that any of the JAKKS Releasees or THQ Releasees engaged in any wrongful, unlawful or improper conduct; or (iii) stating or implying that this Agreement reflects any admission of liability by any of the JAKKS Releases or THQ Releasees in any of these Actions; or (iv) characterizing this Agreement as a victory or loss for any Party and/or suggesting that any Party has prevailed as a result of this Settlement. Notwithstanding the foregoing, this section does not prevent the Parties or their respective employees, officers, directors and attorneys from responding truthfully to questions if compelled to testify pursuant to a subpoena or other legal process.

6.             Press Release.  Simultaneously with the execution of the Agreement, the parties shall issue a joint press release announcing that:  (1) all litigation between them and WWE has been terminated; and (2) the LLC will be dissolved, and all rights and obligations held by the LLC, including any rights to exploit WWE intellectual property, are being transferred to THQ.

7.             No Admission of Liability.  This Agreement does not constitute an admission by any of the Releasees of any liability or wrongdoing whatsoever, including, but not limited to, any liability or wrongdoing with respect to any of the allegations that were or could have been raised in the Actions.  The Parties agree that this Agreement is the result of a compromise within the provisions of Connecticut Evidence Code § 4-8; California Evidence Code §§ 1152 and 1154, New York Civil Practice Law and Rules § 4547 and Rule 408 of the Federal Rules of Evidence, and any similar statutes or rules, and shall not be used or admitted in any proceeding for any purpose including, but not limited to, as evidence of liability or wrongdoing by any Releasee, nor shall it be used for impeachment purposes, to refresh recollection, or any other evidentiary purpose; provided, however, that nothing in this Section 7 shall prohibit any Party and/or its counsel from disclosing the fact, amount and/or terms of this Agreement to a court, arbitrator, administrative agency or other tribunal of appropriate jurisdiction for the purpose of effectuating the provisions of this Agreement.  For the avoidance of doubt, each of the Parties expressly represents, and warrants and agrees (a) that it does not believe that any provision of this Agreement is ambiguous and (b) that this Section 7 is subject to the Integration Clause in Section 11.2.

8.             Representations and Warranties.  The Parties make the following representations and warranties to one another:

8.1.          Each of the Parties hereto acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation, or warranty, whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this instrument.  Each of the Parties acknowledges that it has not executed this instrument in reliance on any such promise, representation, or warranty not contained herein.

8.2.          Each of the Parties hereto has read this Agreement carefully and knows and understands the contents thereof.  Each of the Parties is fully aware of the legal and binding effect of this Agreement.  Each of the Parties has made such an investigation of the facts pertinent to this Agreement and of all the matters pertaining thereto as it deemed necessary.

8.3.          Each of the Parties hereto acknowledges that it has been represented by counsel in the preparation, negotiation and execution of this Agreement, and that it has executed this document with the consent and the advice of such legal counsel.

8.4.          Each of the Parties hereto acknowledges and agrees that the terms of this Agreement are contractual and not merely recitals and are the result of negotiations between Parties of equal bargaining positions.  All recitals are incorporated by reference into this Agreement.

8.5.          Each individual signing this Agreement warrants and represents that he or she has full authority to execute the same on behalf of the Party on whose behalf he or she signs.  Each of the Parties hereto agrees to execute all documents and instruments necessary to implement this Agreement.

8.6.          JAKKS represents and warrants that no person or entity other than JAKKS has, or has had, any interest in any of JAKKS Released Claims; that JAKKS has the sole rights and exclusive authority to execute this Agreement; and that JAKKS has not sold, assigned, transferred, conveyed or otherwise disposed of any of JAKKS’ Released Claims.

8.7.          THQ represents and warrants that no other person or entity has, or has had, any interest in any of THQ’s Released Claims; that it has the sole rights and exclusive authority to execute this Agreement; and that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of THQ’s Released Claims.

8.8.          As equal owners and co-members of the LLC, JAKKS and THQ represent and warrant that the LLC has authority to execute this Agreement.

9.             Notices.  All notices required and/or permitted hereunder must be given in writing and shall be sent, by personal or overnight delivery (including but not limited to, by messenger service) addressed as follows:

To JAKKS:            Michael Dwyer

JAKKS Pacific, Inc.

22619 Pacific Coast Hwy

Malibu, CA 90265-5080

and

Jonathan J. Lerner

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY  10036

To THQ:                Executive Vice President, Business and Legal Affairs

THQ Inc.

29903 Agoura Road

Agoura Hills, CA 91301

and

Steven A. Marenberg

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

10.           WWE’s Dismissals and Release:  On or before the Effective Date, WWE shall have executed and delivered to THQ, for delivery to JAKKS, and THQ shall deliver to JAKKS, and JAKKS shall execute and deliver to WWE, an Agreement of Dismissal, Release and Settlement (in the same form as Exhibit B attached hereto), and the executed documents necessary and sufficient to dismiss the WWE Actions in their entirety, with prejudice against all defendants named therein, with each party to bear its own attorneys’ fees and costs.

11.           Miscellaneous Provisions.

11.1.        Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, each Party’s respective successors, assigns, affiliates, subsidiaries, parent companies, predecessors, successors, divisions, operating companies, officers, directors, agents, employees, representatives, shareholders, heirs, partners, investors, accountants, and attorneys, individually and in the capacity indicated.

11.2.        Integration.  This Agreement with the attached Agreement, including any exhibit(s) hereto, constitutes the entire agreement and understanding between the Parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral, between the Parties relating thereto.  This Agreement may be amended, modified, canceled, and/or waived only by a written instrument that expressly refers to this Agreement and is executed subsequent to this Agreement by duly authorized representatives of each of the Parties.

11.3.        Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, nor any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party unless made in writing and signed by such Party.

11.4.        Joint Preparation.  This Agreement shall be construed without regard to the Party or Parties responsible for their preparation, and shall be deemed as prepared jointly by the Parties hereto.  In resolving any ambiguity and/or uncertainty existing herein, the Parties agree that no consideration and/or weight shall be given to the identity of the Party drafting said documents.

11.5.        Parties to Bear Own Fees and Costs.  Each Party shall bear all of its fees, expenses, and costs incurred in connection with the Actions and/or this Agreement.

11.6.        Severability.   If any part, term, and/or provision of this Agreement is held by a court or other tribunal to be invalid, illegal, and/or otherwise unenforceable,

such part, term, and/or provision shall be inoperative and void insofar as it is in conflict with law, but the validity of the remaining parts, terms, and/or provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term, and/or provision held to be invalid and/or unenforceable.  This provision shall not apply to Sections [1, 2, 3, 4 and 5] of this Agreement, said terms being integral and non-severable parts of this Agreement, without which it would not have been entered into by the Parties.

11.7.        Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements that are executed and fully performed within the State of California.

11.8.        Dispute Resolution.  Any disputes regarding or relating to any aspect of this Agreement’s formation, meaning, performance or breach, or arising out of or relating in any way to this Agreement, shall be determined exclusively by arbitration before a single arbitrator pursuant to the commercial arbitration procedures of the American Arbitration Association (“AAA”), and administered by AAA in accordance with its commercial arbitration rules.  The Parties shall endeavor in good faith first to attempt to resolve the controversy or claim through mediation administered by the AAA, before commencing any arbitration.  Any mediation or arbitration shall be confidential (except as may be required in any judicial proceeding brought to enforce these arbitration provisions or any award rendered hereunder) and shall be conducted in Los Angeles County and the parties hereto irrevocably submit to the jurisdiction of the state and federal courts of California for any proceedings incidental to arbitration or for the confirmation and enforcement of any award.  The prevailing party in such arbitration shall be entitled to recover its reasonable costs and attorneys’ fees as shall be determined by the arbitrator.

11.9.        Counterparts.  This Agreement may be executed in counterparts and by facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement and Release dated as of December 22, 2009.

THQ INC.	JAKKS PACIFIC, INC.

By:	By:

Its:	Its:

THQ/JAKKS PACIFIC, LLC

By:

Its:

By:

Its: